Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IDEAYA Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	3,000,000	$33.015	$99,045,000	0.000087	$8,616.92
	Total Offering Amounts					$99,045,000		$8,616.92
	Total Fee Offsets							—
	Net Fee Due							$8,616.92

Note 1(a). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2023 Employment Inducement Award Plan, as amended (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

Note 1(b). Amount Registered represents the additional shares of common stock available for future issuance under the Inducement Plan resulting from the amendment thereto on August 19, 2026.

Note 1(c). The Proposed Maximum Offering Price Per Unit is estimated solely for purposes of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price for the shares issuable under the Inducement Plan are based upon the average of the high and low prices of the Registrant’s shares of common stock as reported on the Nasdaq Global Select Market on October 27, 2026, which date is within five business days prior to the filing of this Registration Statement.